Exhibit 3.67

NOVINK LOGISTICS LLC

LIMITED LIABILITY COMPANY AGREEMENT

THE UNDERSIGNED, as sole member of the Company (the “Member”) is executing this Limited Liability Company Agreement as of July 2nd, 2009 (as amended, supplemented, waived or otherwise modified from time to time, the “Agreement”) for the purposes of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (as the same may be amended from time to time, and any successor to such statute, the “Act”), and does hereby set forth the following:

1.                                      Name.  The name of the Company shall be “NOVINK LOGISTICS LLC”.

2.                                      Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3.                                      Purpose.  The Company is formed for the purposes of engaging in any lawful business, purpose or activity permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Board of Directors deems necessary, convenient, incidental or advisable in connection with the foregoing.

4.                                      Offices.

a.              The principal place of business and office of the Company shall be located at 1000, Remington Boulevard, Suite 300, Bolingbrook, Illinois, 60440. The Company may also conduct business at such other places as the Board of Directors may from time to time determine to be required by the operations of the Company. The books of account, together with a copy of this Agreement and certificate of formation, including all amendments thereto, shall be maintained at the principal place of business of the Company.

b.              The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company 1209 Orange Street, Wilmington, Delaware 19801.

5.                                      Members.

a.              The sole member of the Company shall be Quebecor World Capital Corporation.

b.              Any vote taken by the Members may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the votes so taken is signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Members may vote in person or by proxy.

c.               The Members may agree from time to time to admit a Person as an additional member of the Company. Such admission shall be effective upon the written agreement of such Person to be bound by the terms of this Agreement. Upon such admission, all references herein to “Member” or “Members” shall also be a reference to such Person.

6.                                      Company Governance

a.              The business and affairs of the Company shall be managed by the Board of Directors. The Board of Directors shall be appointed by and serve at the direction of the holders of Common Units owning at least a majority of such Common Units then outstanding (the “Majority Holders”). The Board of Directors shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed under the laws of the State of Delaware. Members of the Board of Directors shall be “Managers” of the Company within the meaning of § 18-101(10) of the Act.

b.              The number of Directors-that-shall constitute the Board of Directors shall not be less than one or more than ten. A majority of the members of the Board of Directors shall, at all times, be residents of the United States, as defined in Section 7701(a)(3)(a) of the Internal Revenue Code (“U. S. Residents”). The initial Board of Directors shall consist of 3 Directors. The Board of Directors shall initially consist of William Glass, David Zuaiter and David McCarthy. Thereafter, within the limits specified above, the number of Directors shall be determined by the Board of Directors or by the Majority Holders. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the Majority Holders. A Director may be removed with or without cause by the Majority Holders.

c.               Regular meetings of the Board of Directors shall be held at such times and places in the United States as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting.

d.              To constitute a quorum for the transaction of business, all of the U. S. Residents on the Board of Directors must be present. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, this Agreement or any contract or agreement to which the Company is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

e.               The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act as the absent or disqualified member.

f.                Members of the Board of Directors, or of any committee designated by the Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

g.               Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

h.              The officers of the Company shall consist of a President, one or more Vice Presidents, and a Secretary and such other additional officers with such titles as the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Company may be suspended by the Board of Directors with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

i.                  Subject to paragraph (h) above, each officer of the Company shall be authorized in the name and on behalf of the Company to execute and deliver, and cause the Company to perform, any and all agreements, instruments, certificates and other documents as any officers of the Company shall determine to be necessary or appropriate in connection with the business affairs of the Company (such determination to be conclusively evidenced by the signature of any such officer thereon). In addition, each officer of the Company, or a representative appointed by such officer, may open in the name of the Company whatever bank accounts may be necessary or appropriate for the expeditious conduct of the Company’s affairs and draw checks thereon, make deposits therein and take all other actions necessary or appropriate in connection therewith.

7.                                      Member Interests.  The Company’s member interests shall consists of Common limited liability company units, no par value (“Common Units”). The Company shall have the authority to issue Common Units, which shall be evidenced by certificates in the form attached hereto as Exhibit A.

8.                                      Term.  The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 11 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

9.                                      Capital Contributions.

a.              The Company may at any time issue Common Units to any Member, in such amounts and at such prices as may be determined by the Board of Directors.

b.              All such contributions shall be set forth in the books and records of the Company.

c.               Prior to Liquidation, the Company may elect to buy back Common Units in such amounts and at such prices as may be determined by the Board of Directors.

10.                               Liquidation.  Upon the dissolution and winding up of the Company (the “Liquidation”), the assets of the Company shall be distributed as follows:

i.                  First, 100% to pay for the expenses associated with the Liquidation;

ii.               Second, 100% to creditors, including Members, directors or officers who are creditors, to the extent permitted by law, in satisfaction of all liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has already been made and liabilities for distributions to Members or former Members that are prohibited by the Act;

iii.            Thereafter, solely to holders of Common Units, pro rata based on amount of Common Units outstanding.

11.                               Dissolution.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

a.              Upon the written agreement of all Members to such effect; or

b.              The occurrence of an event causing a dissolution of the Company under Section 18-801 of the Act or under the law then governing this Agreement.

12.                               Fiscal Year.  The fiscal year of the Company (the “Fiscal Year”) shall be fixed by the Board of Directors.

13.                               Amendments.  This Agreement may be amended only in writing signed by all the Members.

14.                               Indemnification.  The Company shall indemnify and hold harmless the Members and each of the directors and officers of the Company from and against all claims and demands whatsoever. In addition, to the fullest extent permitted by law, the Company shall indemnify any current or former director or officer of the Company and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Company against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company or otherwise, to which he or she was or is a party by reason of his or her current or former position with the Company or by reason of the fact that he or she is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Expenses incurred by a person who is or was a director or officer of the Company in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by this Section.

15.                               Notices.  Whenever any statute or this Agreement require notice to be given to any Member or Director, such notice may be given in writing by mail, addressed to such Member or Director at his address as it appears in the records of the Company, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to a Member or Director may also be given by telecopier or facsimile transmission.

16.                               Miscellaneous.  The Members shall not have any liability for the debts, obligations or liabilities of the Company. Except as otherwise provided for herein, the rights, duties and liabilities of the Members shall be as provided for in the-Act.

17.                               Tax Matters.  The Company, as a single-member limited liability company for federal tax purposes, is intended to and will be, or if necessary will elect to be, disregarded as an entity separate from its owning member pursuant to Treasury Regulation section 301.7701-3. Any such election will be made at such time and in such manner as described in Treasury Regulation Section 301.7701-3(c) so that it will be effective for the first year of the Company’s organization and thereafter.

18.                               Authorization of Certain Actions.  The Members hereby authorize any Director or officer of the Company as an “authorized person” to execute and file a certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

19.                               Assignment  Neither the rights and obligations of any Member hereunder nor any Common Units may be assigned, pledged or otherwise transferred or encumbered by a Member without the prior consent of all the other Members.

20.                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

21.                               Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. IN THE EVENT OF A CHANGE OF DOMICILE OF THE COMPANY PURSUANT TO SECTION 18-213 OF THE ACT, THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH NEW DOMICILE.

22.                               Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

QUEBECOR WORLD CAPITAL CORPORATION

By:	/s/ David McCarthy
Name: David McCarthy
Title: President